Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 9, 2004, except as to the November 2004 stock split described in Note 1 which is as of November 24, 2004, relating to the financial statements and February 9, 2004 relating to the financial statement schedule, which appear in Centene Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Form 10-K/A filed with the Securities and Exchange Commission on December 17, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, Missouri

December 17, 2004